PGIM CONSERVATIVE ALLOCATION FUND

PGIM MODERATE ALLOCATION FUND

each a series of The Prudential Investment Portfolios, Inc.

655 Broad Street

Newark, NJ 07102

We recently sent you proxy materials regarding the Joint Special Meeting of Shareholders of PGIM Conservative Allocation Fund (the "Conservative Allocation Fund") and PGIM Moderate Allocation Fund (the "Moderate Allocation Fund"), each a series of The Prudential Investment Portfolios, Inc. ("PIP Inc."), scheduled to be held on Monday, April 22, 2019. Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. In the event that sufficient votes are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies and this will result in further expenditures. By voting now you will help reduce the need for additional mailings and calls to shareholders.

Please Vote Today!

After careful review, the Board of Directors has unanimously approved the proposals and recommends a vote "FOR" the proposals as detailed in your proxy statement. A copy of the proxy statement is available by calling the toll free number shown below.

You may think your vote is not important, but your participation is critical to hold the meeting, so please

vote immediately.	(866) 828-6951

Your vote is urgently

needed!

Please vote now to be sure it is received in time for the Fund's

April 22, 2019

Joint Special Meeting of

Shareholders.

Voting takes only a few minutes. Thank you for your participation in this important matter.

The Conservative and Moderate Allocation Funds have made it very easy for you to vote. Choose one of the following methods:

∙Speak to a proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M- F 8am – 10pm, Sat 11am – 5pm ET)

∙Log on to the website noted on the enclosed proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

∙Call the phone number on the enclosed proxy card: Enter the control number printed on the card and follow the touchtone prompts.

∙Mail in your signed proxy card in the envelope provided.